Exhibit 10.1

June 29, 2009

Greg Anderson
43197 SD Highway 52
Yankton, SD 57078

Dear Mr. Anderson:

On behalf of The LGL Group, Inc. (the “Company”) we are pleased to present you this offer for the position of Chief Executive Officer of the Company. If you accept this offer, the Company will employ you as its Chief Executive Officer, beginning on July 2, 2009 (the “Start Date”), subject to the approval of the Board of Directors (“BOD”).

1.
Annual Base Compensation.  The Company will pay to you an annual base salary of $170,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures and subject to such increases as may from time to time be determined by the (“BOD”).

2.	Incentive Compensation.

a.
Annual Incentive Bonus. You will be eligible to participate in the Company’s Annual Incentive Plan for a cash bonus payment of 40% of your Annual Base Compensation, less applicable withholdings and deductions.  The Bonus shall be paid 50% in cash and 50% in restricted shares of the Company’s stock, subject to meeting targets and thresholds established by the BOD.

b.
Performance Thresholds. You will be eligible for a one time cash bonus payment, to be determined at the sole discretion of the BOD, less applicable withholdings and deductions, to be paid in 2009, provided that you and the Company meet certain performance thresholds established by the Operations Committee of the Company (“OC”).

3.	Benefits.

a.	Vacation: Each year you will be eligible for vacation benefits consistent with Company policy applicable to its executive employees.

b.
Other Benefits: You will be eligible to participate in the Company’s health and other employee benefit programs that are provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time.

4.	Reporting Responsibility. You will report to the OC.

5.	“At-Will” Employment. You acknowledge that you are an employee-at-will and may be terminated by the Company at any time for any legally permissible reason.

6.
Confidentiality.  During and after your employment you will not divulge or appropriate to your own use or the use of others, in competition with the Company, any secret or confidential information or knowledge pertaining to the business of the Company, or any of its subsidiaries, obtained in any way while employed by the Company or any of its subsidiaries.

7.	Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

By accepting the Company’s offer of employment, you represent that your acceptance of the offer does not, and will not, cause you to violate any current contract or commitment, and it is a condition of your employment that there are no constraints on your ability to fully perform the duties of the position offered.

This offer letter comprises the entire description of your compensation, and fully supersedes any and all prior discussions, documents, promises, agreements, letters, and memoranda regarding this subject matter.

Please note that this offer of employment is subject to satisfactory completion of a background check, confirmation of your eligibility to work in the United States under the terms of the Immigration Reform and Control Act of 1986 and your ability to procure the necessary security clearance required pursuant to the National Industrial Security Program.

We look forward to working with you.  Please call with any questions you may have.

Very truly yours,

The LGL GROUP, Inc.

/s/ Marc Gabelli
Name:	Marc Gabelli
Title:	Chairman of the Board

Agreed and Accepted:

By:	/s/ Greg Anderson
Greg Anderson